Registration No. 333-________

As filed with the United States Securities and Exchange Commission on May 10, 2023

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REGAL REXNORD CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	39-0875718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 State Street
Beloit, Wisconsin	53511-6254
(Address of principal executive offices)	(Zip Code)

REGAL REXNORD CORPORATION 2023 Omnibus Incentive Plan

(Full title of the plan)

Thomas E. Valentyn

Vice President, General Counsel and Secretary

Regal Rexnord Corporation

200 State Street

Beloit, Wisconsin 53511

(608) 364-8800

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Regal Rexnord Corporation 2023 Omnibus Incentive Plan (the “Plan”) as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by Regal Rexnord Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 24, 2023.

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 9, 2023.

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2023, January 10, 2023, January 24, 2023, February 10, 2023, February 27, 2023, March 14, 2023, March 21, 2023, March 22, 2023, March 23, 2023, March 23, 2023, March 27, 2023 and April 28, 2023; and on Form 8-K/A filed with the Commission on March 15, 2023.

4.	The description of the Common Stock contained in Item 1 of the Registrant’s Amendment No. 1 to the Registration Statement on Form 8-A/A dated February 12, 2010, including Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under the Wisconsin Business Corporation Law (“WBCL”), a director of the Registrant will have no personal liability to the Registrant or its shareholders for monetary damages arising from a breach of, or failure to perform, any duty to the Registrant or its shareholders (including for any “unlawful” distribution) except for (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director derived an improper personal profit or (iv) willful misconduct.

The Registrant’s amended and restated bylaws require indemnification of the Registrant’s directors and officers against any and all liabilities, to the fullest extent permitted or required by the WBCL, incurred in any proceeding to which a director or officer is a party as a result of their position as director or officer of the Registrant. The Registrant’s amended and restated bylaws also provide that any director or officer seeking such indemnification is required to make a written request for indemnification to the Registrant, and that the Registrant shall pay or reimburse, within 60 days of its receipt of such request, the director or officer for the entire amount of liabilities incurred by the director or officer in connection with such proceeding (net of any expenses previously advanced (as described below)); provided, however, that the Registrant is not required to pay such indemnification if, within such 60-day period, a majority vote of a quorum of disinterested directors determines that the director or officer requesting indemnification engaged in misconduct constituting a breach of a duty under the WBCL or a disinterested quorum of directors cannot be obtained; provided further, that in the event that the Registrant does not pay such indemnification as a result of such determination, the Registrant’s board of directors shall immediately authorize by resolution that an authority (as provided in the bylaws) shall determine whether the director’s or officer’s conduct constituted a breach of duty and, therefore, whether indemnification should be denied under the bylaws.

Furthermore, the Registrant’s amended and restated bylaws provide that the Registrant shall pay or reimburse, within 10 days after the receipt of the director or officer’s written request therefor, the reasonable expenses incurred as such expenses are incurred; provided, however, such payment will be made solely upon delivery to the Registrant of a written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a breach of duty; provided further, however, in circumstances in which the director or officer’s right to indemnification is to be determined by an authority other than the Registrant’s board of directors, the director or officer is required to deliver to the Registrant a written agreement to repay any amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by the Registrant for such expenses.

The WBCL requires a Wisconsin corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding, to which a director or officer is a party as a result of their position as director or officer of the Registrant, in a proceeding to which a director or officer is a party as a result of their position as director or officer of the Registrant, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constituted conduct excluded from coverage under the WBCL as described in clauses (i) through (iv) of the first paragraph of this subsection above or if a court orders that they should be indemnified. It also permits a Wisconsin corporation to advance expenses incurred in defense of a proceeding on certain conditions. The WBCL also permits a Wisconsin corporation to further indemnify and make advances to such persons by other means (such as by contract or bylaw provision) unless the corporation determines that the actions or inactions of such persons would have constituted conduct excluded from coverage under the WBCL as described in clauses (i) through (iv) of the first paragraph of this subsection above.

The Registrant maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law, which may extend to, among other things, liability arising under the Securities Act.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits, as required by Item 601 of Regulation S-K, are attached or incorporated by reference, as indicated below.

Exhibit Number	Exhibit Description

(4.1)	Amended and Restated Articles of Incorporation of Regal Rexnord Corporation, effective October 4, 2021. [Incorporated by reference to Exhibit 3.1 to Regal Rexnord Corporation’s Quarterly Report on Form 10-Q filed on November 10, 2021]

(4.2)	Amended and Restated Bylaws of Regal Rexnord Corporation, effective October 4, 2021. [Incorporated by reference to Exhibit 3.2 to Regal Rexnord Corporation’s Quarterly Report on Form 10-Q filed on November 10, 2021]

(4.3)	Regal Rexnord Corporation 2023 Omnibus Incentive Plan. [Incorporated by reference to Exhibit 10.1 to Regal Rexnord Corporation’s Current Report on Form 8-K filed on April 28, 2023]

(4.4)*	Form of Stock Appreciation Rights Award Agreement under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan.

(4.5)*	Form of Restricted Stock Unit Award Agreement (Stock Settled) under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan.

(4.6)*	Form of Restricted Stock Unit Award Agreement (Cash Settled) under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan.

Exhibit Number	Exhibit Description

(4.7)*	Form of Performance Share Unit Award Agreement (Return on Invested Capital) under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan.

(4.8)*	Form of Performance Share Unit Award Agreement (Total Shareholder Return) under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan.

(4.9)*	Form of Restricted Stock Unit Award Agreement for Directors under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan.

(5)*	Opinion of Foley & Lardner LLP.

(23.1)*	Consent of Deloitte & Touche LLP.

(23.2)*	Consent of Foley & Lardner LLP (contained in Exhibit (5)).

(24)*	Powers of Attorney (included on the signature page to this Registration Statement).

(107)*	Filing Fee Table.

*Filed herewith

Item 9.	Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)            The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)            Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beloit, State of Wisconsin, on this 10th day of May, 2023.

REGAL REXNORD CORPORATION

By:	/s/ Louis V. Pinkham
Louis V. Pinkham
Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on or before May 10, 2023 in the capacities indicated. Each person whose signature appears below constitutes and appoints Louis V. Pinkham and Thomas E. Valentyn, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Louis V. Pinkham	Director and Chief Executive Officer
Louis V. Pinkham	(Principal Executive Officer)

/s/ Robert J. Rehard	Executive Vice President and Chief Financial Officer
Robert J. Rehard	(Principal Financial Officer)

/s/ Alexander P. Scarpelli	Vice President and Chief Accounting Officer
Alexander P. Scarpelli	(Principal Accounting Officer)

/s/ Jan A. Bertsch	Director
Jan A. Bertsch

/s/ Stephen M. Burt	Director
Stephen M. Burt

S-1

Signature	Title

/s/ Anesa T. Chaibi	Director
Anesa T. Chaibi

/s/ Theodore D. Crandall	Director
Theodore D. Crandall

/s/ Michael P. Doss	Director
Michael P. Doss

/s/ Michael F. Hilton	Director
Michael F. Hilton

/s/ Rakesh Sachdev	Director
Rakesh Sachdev

/s/ Curtis W. Stoelting	Director
Curtis W. Stoelting

/s/ Robin A. Walker-Lee	Director
Robin A. Walker-Lee

S-2